Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com	Contacts: Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com Jon Diat (Media): 212-770-3505; jon.diat@aig.com

AIG REPORTS FOURTH QUARTER 2013 NET INCOME ATTRIBUTABLE TO AIG OF $2.0 BILLION AND DILUTED EARNINGS PER SHARE OF $1.34

•	Fourth quarter 2013 after-tax operating income attributable to AIG of $1.7 billion; after-tax operating income per diluted share attributable to AIG of $1.15

•	Full year 2013 pre-tax insurance operating earnings exceed $10 billion; growth in all core insurance operations

•	On February 13, 2014, AIG’s Board of Directors announced a 25 percent increase in AIG’s quarterly dividend to $0.125 per share; and authorized the repurchase of additional shares of AIG Common Stock, with an aggregate purchase price of up to $1.0 billion, resulting in an aggregate remaining repurchase authorization of approximately $1.4 billion

•	Announced an agreement to sell International Lease Finance Corporation (ILFC) to AerCap Holdings N.V. in the fourth quarter of 2013 for total consideration of approximately $5.4 billion

•	Book value per share grew 3 percent from year end 2012 to $68.62; book value per share excluding accumulated other comprehensive income (AOCI) grew 11 percent from year end 2012 to $64.28

•	Cash dividends and loan repayments to AIG Parent from insurance subsidiaries totaled $4.1 billion in the fourth quarter of 2013; $8.7 billion for the full year of 2013

NEW YORK, February 13, 2014 – American International Group, Inc. (NYSE: AIG) today reported net income attributable to AIG of $2.0 billion or $1.34 per diluted share for the quarter ended December 31, 2013, compared to a net loss of $4.0 billion or $2.68 per diluted share for the fourth quarter of 2012. The year ago quarter included a $4.4 billion net loss associated with the sale of ILFC and pre-tax catastrophe losses of $2.0 billion from Storm Sandy ($1.3 billion after tax). Full year 2013 net income attributable to AIG was $9.1 billion, or $6.13 per diluted share, compared with $3.4 billion, or $2.04 per diluted share, for the full year of 2012.

After-tax operating income attributable to AIG grew to $1.7 billion, or $1.15 per diluted share, for the fourth quarter of 2013, compared to $290 million, or $0.20 per diluted share, in the prior-year quarter, reflecting growth in each of AIG’s core insurance operations. After-tax operating income for the full year of 2013 was $6.8 billion, or $4.56 per diluted share, up from $6.6 billion, or $3.93 per diluted share, in 2012.

AIG continues to pursue initiatives to reduce expenses and improve efficiencies to best meet the needs of its customers. These initiatives include centralizing work streams into lower cost locations and creating a more streamlined organization. In the fourth quarter of 2013, AIG incurred a pre-tax severance charge of $265 million associated with these initiatives primarily related to AIG Property Casualty.

FOR IMMEDIATE RELEASE

“AIG’s strong performance in both the fourth quarter and the full year of 2013 represents another successful milestone in our journey to further build on AIG’s core insurance operations,” said Robert H. Benmosche, AIG President and Chief Executive Officer. “Global demand for our products and services, combined with our reputation for innovation, has helped to reestablish AIG as one of the world’s preeminent insurance companies.

“I am also pleased to announce the Board’s capital management decisions to increase AIG’s quarterly dividend by 25 percent and authorize the repurchase of up to an additional $1.0 billion worth of AIG Common Stock, both of which reaffirm the Board’s confidence in our strategy and allow us to return a portion of our success directly to our shareholders,” added Mr. Benmosche.

“Our profits illustrate the individual and combined earnings power of all three of our core insurance operations, as well as our ongoing commitment to capital management,” continued Mr. Benmosche. “With another year of solid performance under our belts, I am confident that we have positioned ourselves for strong growth and profitability in all of our operating businesses. Most importantly, this foundation will enable us to focus our energy on our customers.

“In addition, our fourth quarter severance charge represents another step in AIG’s continued transformation. We are increasingly a more agile, focused, and sustainable company. As we think about the long-term future of our company, we must be able to more efficiently meet and exceed the evolving expectations of our global customer base,” Mr. Benmosche concluded.

Capital and Liquidity

•	AIG shareholders’ equity totaled $100.5 billion at December 31, 2013

•	In the fourth quarter of 2013, issued $1.0 billion of 4.125% senior notes due 2024 and repurchased $1.1 billion of debt having an average coupon over 7.5%

•	In January 2014, AIG reduced DIB debt by $2.2 billion through a redemption of $1.2 billion aggregate principal amount of its 4.250% Notes due 2014 and a repurchase of $1.0 billion of its 8.25% Notes due 2018 using cash and short term investments allocated to the DIB

•	Repurchased 8.3 million shares of AIG Common Stock for an aggregate purchase price of approximately $405 million in the fourth quarter of 2013 (approximately $600 million for the full year 2013)

•	AIG Parent liquidity sources increased to $17.6 billion at year-end 2013, including $13.1 billion of cash, short-term investments, and unencumbered fixed maturity securities, from $16.1 billion at year-end 2012

FOR IMMEDIATE RELEASE

AFTER-TAX OPERATING INCOME

	Three Months Ended December 31,		Full-Year Ended December 31,
($ in millions)	2013	2012	2013	2012
Pre-tax operating income (loss)
Insurance Operations
AIG Property Casualty	$1,090	$(944)	$4,812	$1,793
AIG Life and Retirement	1,406	1,090	5,095	4,160
Mortgage Guaranty	48	(45)	205	9

Total Insurance Operations	2,544	101	10,112	5,962

Other Operations (excluding Mortgage Guaranty)
Direct Investment book	418	509	1,448	1,215
Global Capital Markets	194	300	625	557
Interest expense	(328)	(408)	(1,412)	(1,597)
Corporate expenses	(213)	(337)	(1,009)	(900)
Severance expense	(265)	—	(265)	—
Change in fair value of AIA (including realized gains in 2012)	—	240	—	2,069
Change in fair value of ML III	—	—	—	2,888
Other, Net	132	(4)	(103)	(94)

Total Other Operations (excluding Mortgage Guaranty)	(62)	300	(716)	4,138
Consolidations, eliminations and other adjustments	41	(16)	165	(18)

Pre-tax operating income	2,523	385	9,561	10,082

Income tax expense	(815)	(87)	(2,762)	(3,187)
Noncontrolling interest – Treasury	—	—	—	(208)
Other noncontrolling interest	(4)	(8)	(37)	(52)

After-tax operating income attributable to AIG	$1,704	$290	$6,762	$6,635
After-tax operating income per diluted common share	1.15	0.20	4.56	3.93

All operating segment comparisons that follow are to the fourth quarter 2012 unless otherwise noted.

AIG PROPERTY CASUALTY

	Three Months Ended December 31,
($ in millions)	2013	2012	Change
Net premiums written	$8,028	$7,809	3%
Net premiums earned	8,621	8,613	—
Underwriting loss	(330)	(2,161)	85
Net investment income	1,420	1,217	17

Pre-tax operating income (loss)	$1,090	$(944)	NM	%

Underwriting ratios:
Loss ratio	68.2	87.6	(19.4	)pts
Acquisition ratio	19.5	20.2	(0.7)
General operating expense ratio	16.1	17.3	(1.2)

Combined ratio	103.8	125.1	(21.3)

Accident year loss ratio, as adjusted	66.4	63.3	3.1
Accident year combined ratio, as adjusted	102.0	100.8	1.2
Severe losses	3.2	0.7	2.5	pts

FOR IMMEDIATE RELEASE

AIG Property Casualty’s growth in pre-tax operating income is attributable to an improvement in underwriting results and an increase in net investment income, partially offset by the impact of higher severe losses. As a result of AIG’s continued focus on capital management and legal entity simplification, AIG Property Casualty distributed $2.6 billion in cash dividends to AIG Parent during the fourth quarter of 2013, and a total of $4.1 billion for the full year of 2013.

Pre-tax catastrophe losses were $208 million in the fourth quarter of 2013, compared to $2.0 billion in the fourth quarter of 2012, which largely consisted of Storm Sandy losses. Net prior-year adverse development was $266 million, primarily attributable to runoff pollution remediation coverages and pre-2004 environmental business compared to $116 million for the fourth quarter of 2012. This adverse development was more than offset by an increased reserve discount benefit of $325 million arising from a charge of $322 million in Commercial Insurance from a lower discount rate on primary workers’ compensation reserves, as well as a benefit of $647 million in AIG Property Casualty’s Other category, primarily from the use of payout patterns specific to excess workers’ compensation reserves. The fourth quarter 2013 accident year loss ratio, as adjusted, increased to 66.4, compared to 63.3, primarily reflecting the impact of severe losses of $277 million, which added 2.5 points to the loss ratio compared to the prior year quarter, largely offset by an improvement in underlying Commercial Insurance results. AIG considers first-party losses and surety losses greater than $10 million net of reinsurance to be severe losses. The fourth quarter 2013 acquisition ratio declined 0.7 points to 19.5, reflecting the timing of guaranty fund and other assessments and changes in the mix of business. The general operating expense ratio was 16.1, a 1.2 point decline as a result of lower bad debt charges, which were partially offset by an increase in employee incentive plan expenses.

Fourth quarter 2013 net premiums written increased 6 percent, excluding the effects of foreign exchange, a change in the timing of recognizing excess of loss-ceded premiums and loss-sensitive premium adjustments, reflecting growth of new business in both the Commercial and Consumer operating segments, rate increases and changes in the reinsurance structure. Excluding the items noted above, Commercial Insurance and Consumer Insurance fourth quarter 2013 net premiums written grew 7 percent and 4 percent, respectively. Commercial Insurance continues to focus on growing higher value lines of business and rate strengthening, while Consumer Insurance continues to target growth in selected markets.

COMMERCIAL INSURANCE UNDERWRITING

	Three Months Ended December 31,
($ in millions)	2013	2012	Change
Net premiums written	$4,841	$4,410	10%
Net premiums earned	5,294	5,059	5
Underwriting loss	$(402)	$(1,535)	74%

Underwriting ratios:
Loss ratio	77.9	100.9	(23.0	)pts
Acquisition ratio	16.1	15.5	0.6
General operating expense ratio	13.7	13.9	(0.2)

Combined ratio	107.7	130.3	(22.6)

Accident year loss ratio, as adjusted	67.3	66.4	0.9
Accident year combined ratio, as adjusted	97.1	95.8	1.3	pts

FOR IMMEDIATE RELEASE

The Commercial Insurance combined ratio improved 22.6 points to 107.7, largely from lower catastrophe losses. The combined ratio was negatively impacted by 6.1 points due to the change in the discounting of primary workers’ compensation reserves. The fourth quarter 2013 accident year loss ratio, as adjusted, increased 0.9 points to 67.3 as a result of $197 million in higher severe losses, primarily in Property, which offset improvements in Casualty. The fourth quarter 2013 acquisition ratio increased 0.6 points to 16.1, primarily as a result of the timing of guaranty fund and other assessments as well as a change in business mix. The general operating expense ratio decreased 0.2 points to 13.7, primarily due to lower bad debt charges, which were partially offset by higher employee incentive plan expenses.

CONSUMER INSURANCE UNDERWRITING

	Three Months Ended December 31,
($ in millions)	2013	2012	Change
Net premiums written	$3,189	$3,395	(6)%
Net premiums earned	3,296	3,534	(7)
Underwriting loss	$(113)	$(397)	72%

Underwriting ratios:
Loss ratio	60.4	67.9	(7.5	)pts
Acquisition ratio	25.2	26.9	(1.7)
General operating expense ratio	17.7	16.4	1.3

Combined ratio	103.3	111.2	(7.9)

Accident year loss ratio, as adjusted	60.7	58.0	2.7
Accident year combined ratio, as adjusted	103.6	101.3	2.3	pts

The Consumer Insurance combined ratio decreased 7.9 points to 103.3 largely as a result of lower catastrophe losses. The Consumer Insurance accident year loss ratio, as adjusted, increased 2.7 points to 60.7 primarily due to higher Accident & Health losses, as well as severe loss activity in Private Client Group. The fourth quarter 2013 acquisition ratio decreased 1.7 points to 25.2 due to lower direct marketing expenditures. The general operating expense ratio increased 1.3 points primarily due to higher employee incentive plan costs.

AIG LIFE AND RETIREMENT

	Three Months Ended December 31,
($ in millions)	2013	2012	Change
Premiums and deposits	$8,042	$5,215	54%
Net investment income	2,873	2,715	6

Pre-tax operating income:
Retail	820	598	37
Institutional	586	492	19

Total pre-tax operating income	1,406	1,090	29

Assets under management	$317,977	$290,387	10%

AIG Life and Retirement’s pre-tax operating income in the fourth quarter of 2013 increased 29 percent to $1.4 billion. The business achieved strong sales, generated significant positive net flows and executed continued initiatives to enhance profitability. AIG Life and Retirement’s diversified

FOR IMMEDIATE RELEASE

distribution platform delivered near-record sales of variable annuities, fixed annuities and retail mutual funds. Net flows continued to reflect strong positive momentum, increasing by more than $2.9 billion from the prior-year period. Increased flows and higher account balances resulted in higher fee income in the quarter, continuing the trend from prior quarters. Higher net investment income and ongoing active spread management also benefited results.

Net investment income increased 6 percent to $2.9 billion, driven by higher returns on alternative investments, increased gains on calls and tenders, and appreciation of hybrid securities. The portfolio base investment yield was 5.29 percent compared to 5.33 percent in the fourth quarter of 2012. Consistent with recent quarters, this decline reflected the current interest rate environment and reinvestment of assets over the last 12 months at rates that were lower than the weighted average yield of the overall portfolio. In an ongoing effort to mitigate the impact of low interest rates, AIG Life and Retirement has pursued a strategy of actively managing spreads through crediting rate actions on existing business, duration matching of assets and liabilities, and disciplined pricing on new business. In the fourth quarter, AIG Life and Retirement continued to realize capital gains in its fixed maturity investment portfolio in connection with utilizing capital loss carryforwards. Consistent with prior quarters, reinvestment of proceeds from such sales negatively impacted the base investment yield.

Assets under management rose 10 percent to $318.0 billion from the prior-year quarter. Net flows and separate account values increased substantially compared to the prior-year period. AIG Life and Retirement’s retail investment products continued to be well received in the marketplace and were a key driver of the increase in assets under management. Strong equity market performance further drove the increase in investment product account values. Additionally, the development of the stable value wrap business accounted for a $14.2 billion increase in assets under management from the prior-year period.

Premiums and deposits totaled $8.0 billion, up 54 percent, consistent with the continued strong pace of growth seen in recent quarters. Increased sales of investment-oriented products, including individual variable annuities, retail mutual funds, and fixed annuities, primarily drove the increase to which Group Retirement and Institutional Markets also contributed. Premiums and deposits for Retirement Income Solutions and Retail Mutual Fund product lines increased 99 percent and 107 percent, respectively. Fixed Annuities product line premiums and deposits totaled $995 million for the quarter, up from $247 million in the fourth quarter of 2012.

The Retail operating segment reported quarterly pre-tax operating income of $820 million, an increase of 37 percent, driven by higher net investment income on alternative investments, active spread management on interest rate sensitive products, and higher fee income on variable annuity separate account assets. In an effort to better serve its retail client base, in the fourth quarter, AIG Life and Retirement formed AIG Financial Network to focus on providing middle and upper-middle income families and small businesses with a broad range of best-in-class products and services that address a multitude of consumer needs for financial protection, asset accumulation, and lifetime retirement income.

The Institutional operating segment reported quarterly pre-tax operating income of $586 million, an increase of 19 percent. Results were driven by higher net investment income on alternative investments, higher policy fee income and lower interest crediting rates due to active spread management.

FOR IMMEDIATE RELEASE

In the fourth quarter of 2013, AIG Life and Retirement distributed $1.3 billion in cash dividends and loan repayments to AIG Parent for a total of $4.4 billion for the full year of 2013.

MORTGAGE GUARANTY

	Three Months Ended December 31,
(in millions)	2013	2012	Change
New insurance written	$10,859	$11,629	(7)%
Net premiums written	255	236	8
Net premiums earned	203	190	7
Underwriting income (loss)	15	(82)	NM
Net investment income	33	37	(11)

Pre-tax operating income (loss)	$48	$(45)	NM %

United Guaranty Corporation (UGC), AIG’s residential mortgage guaranty operations, reported pre-tax operating income of $48 million compared to an operating loss of $45 million in the fourth quarter of 2012. Results reflected increased earned premiums from business written after 2008 using UGC’s risk-based pricing strategy along with lower incurred losses in its first-lien book of business due to declining newly reported delinquencies and increasing cure rates in its delinquent inventory. In the fourth quarter of 2013, 59 percent of net premiums earned were from business written after 2008.

First-lien new insurance written totaled $10.9 billion in principal of loans insured for the quarter, down from $11.6 billion for the same period in 2012, driven by decreased origination activity, due primarily to a 71 percent decline in mortgage refinancing activity which was partially offset by a 43 percent increase in originations for home purchases. Quality remained high, with an average FICO score of 753 and an average loan-to-value of 91 percent on new business. Net premiums written grew 8 percent to $255 million in the fourth quarter of 2013 due to growth of the first-lien inforce book.

UGC paid a $90 million cash dividend to AIG in 2013, its first dividend since 2010.

OTHER OPERATIONS

AIG’s Other Operations (excluding Mortgage Guaranty) reported a fourth quarter 2013 pre-tax operating loss of $62 million, compared to pre-tax operating income of $300 million for the fourth quarter of 2012. The pre-tax operating loss for the fourth quarter of 2013 included the severance charge of $265 million disclosed above. The year-ago quarter included a $240 million pre-tax gain related to AIG’s interest in AIA Group Limited.

Conference Call

AIG will host a conference call tomorrow, Friday, February 14, 2014, at 8:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast at www.aig.com. A replay will be available after the call at the same location.

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FOR IMMEDIATE RELEASE

Additional supplementary financial data is available in the Investor Information section at www.aig.com.

The conference call (including the conference call presentation material), this press release, and AIG’s Fourth Quarter 2013 Financial Supplement may include projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “view,” “target” or “estimate.” These projections, goals, assumptions and statements may address, among other things: the monetization of AIG’s interests in International Lease Finance Corporation (ILFC), including whether AIG’s proposed sale of ILFC will be completed and if completed, the timing and final terms of such sale; AIG’s exposures to subprime mortgages, monoline insurers, the residential and commercial real estate markets, state and municipal bond issuers, and sovereign bond issuers; AIG’s exposure to European governments and European financial institutions; AIG’s strategy for risk management; AIG’s generation of deployable capital; AIG’s return on equity and earnings per share; AIG’s strategies to grow net investment income, efficiently manage capital and reduce expenses; AIG’s strategies for customer retention, growth, product development, market position, financial results and reserves; and the revenues and combined ratios of AIG’s subsidiaries. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include: changes in market conditions; the occurrence of catastrophic events, both natural and man-made; significant legal proceedings; the timing and applicable requirements of any new regulatory framework to which AIG is subject as a savings and loan holding company, as a systemically important financial institution and as a global systemically important insurer; concentrations in AIG’s investment portfolios; actions by credit rating agencies; judgments concerning casualty insurance underwriting and insurance liabilities; judgments concerning the recognition of deferred tax assets; and such other factors discussed in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, Part II, Item 1A. Risk Factors in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, Part I, Item 1A. Risk Factors and Part II, Item 7. MD&A in AIG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and Part I, Item 1A. Risk Factors and Part II, Item 7. MD&A in AIG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (which will be filed with the Securities and Exchange Commission). AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

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Comment on Regulation G

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful, representative and most transparent. Some of the measurements AIG uses are “non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for “accounting

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principles generally accepted in the United States.” The non-GAAP financial measures AIG presents may not be comparable to similarly named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables or in the Fourth Quarter 2013 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.

Book Value Per Common Share Excluding Accumulated Other Comprehensive Income (Loss) (AOCI) is used to show the amount of AIG’s net worth on a per-share basis. AIG believes Book Value Per Common Share Excluding AOCI is useful to investors because it eliminates the effect of non-cash items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio and foreign currency translation adjustments. Book Value Per Common Share Excluding AOCI is derived by dividing Total AIG shareholders’ equity, excluding AOCI, by Total common shares outstanding.

AIG uses the following operating performance measures because it believes they enhance understanding of the underlying profitability of continuing operations and trends of AIG and its business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors.

After-tax operating income (loss) attributable to AIG is derived by excluding the following items from net income (loss) attributable to AIG: income (loss) from discontinued operations, net loss (gain) on sale of divested businesses and properties, income from divested businesses, legacy tax adjustments primarily related to certain changes in uncertain tax positions and other tax adjustments, legal reserves (settlements) related to “legacy crisis matters,” deferred income tax valuation allowance (releases) charges, changes in fair value of AIG Life and Retirement fixed maturity securities designated to hedge living benefit liabilities (net of interest expense), changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital (gains) losses, AIG Property Casualty other (income) expense-net, (gain) loss on extinguishment of debt, net realized capital (gains) losses, non-qualifying derivative hedging activities, excluding net realized capital (gains) losses, and bargain purchase gain. “Legacy crisis matters” include favorable and unfavorable settlements related to events leading up to and resulting from AIG’s September 2008 liquidity crisis and legal fees incurred by AIG as the plaintiff in connection with such legal matters. See page 12 for the reconciliation of Net income attributable to AIG to After-tax operating income attributable to AIG.

AIG Property Casualty pre-tax operating income (loss) includes both underwriting income (loss) and net investment income, but excludes net realized capital (gains) losses, other (income) expense - net, legal settlements related to legacy crisis matters described above, and bargain purchase gain. Underwriting income (loss) is derived by reducing net premiums earned by claims and claims adjustment expenses incurred, acquisition expenses and general operating expenses.

AIG Property Casualty, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of claims and claims adjustment expense, and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

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Both the AIG Property Casualty Accident year loss ratio, as adjusted, and AIG Property Casualty Accident year combined ratio, as adjusted, exclude catastrophe losses and related reinstatement premiums, prior-year development, net of premium adjustments, and the impact of reserve discounting. Catastrophe losses are generally weather or seismic events having a net impact on AIG Property Casualty in excess of $10 million each.

AIG Life and Retirement pre-tax operating income (loss) is derived by excluding the following items from pre-tax income (loss): legal settlements related to legacy crisis matters described above, changes in fair values of fixed maturity securities designated to hedge living benefit liabilities (net of interest expense), net realized capital (gains) losses, and changes in benefit reserves and DAC, VOBA, and SIA related to net realized capital (gains) losses.

AIG Life and Retirement premiums and deposits include direct and assumed amounts received on traditional life insurance policies, group benefit policies and deposits on life-contingent payout annuities, as well as deposits received on universal life, investment-type annuity contracts, guaranteed investment contracts and mutual funds.

Other Operations pre-tax operating income (loss) is pre-tax income (loss) excluding certain legal reserves (settlements) related to legacy crisis matters described above, (gain) loss on extinguishment of debt, net realized capital (gains) losses, net loss (gain) on sale of divested businesses and properties, changes in benefit reserves and DAC, VOBA, and SIA related to net realized capital (gains) losses and income from divested businesses, including Aircraft Leasing.

Results from discontinued operations are excluded from all of these measures.

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American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGInsurance | LinkedIn: http://www.linkedin.com/company/aig |

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.

Financial Highlights*

(in millions, except share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2013	2012	% Inc. (Dec.)	2013	2012	% Inc. (Dec.)
AIG Property Casualty Operations:
Net premiums written	$8,028	$7,809	2.8%	$34,388	$34,436	(0.1)%

Net premiums earned	8,621	8,613	0.1	33,953	34,873	(2.6)
Claims and claims adjustment expenses incurred	5,878	7,545	(22.1)	22,639	25,785	(12.2)
Acquisition expenses	1,682	1,737	(3.2)	6,705	6,936	(3.3)
General operating expenses	1,391	1,492	(6.8)	5,064	5,139	(1.5)

Underwriting loss	(330)	(2,161)	84.7	(455)	(2,987)	84.8
Net investment income	1,420	1,217	16.7	5,267	4,780	10.2

Pre-tax operating income (loss)	1,090	(944)	NM	4,812	1,793	168.4

Net realized capital gains (a)	167	8	NM	380	211	80.1
Legal settlements	10	17	(41.2)	13	17	(23.5)
Other income (expense) - net	(79)	(4)	NM	(72)	2	NM

Pre-tax income (loss)	$1,188	$(923)	NM	$5,133	$2,023	153.7

Loss ratio	68.2	87.6		66.7	73.9
Acquisition ratio	19.5	20.2		19.7	19.9
General operating expense ratio	16.1	17.3		14.9	14.7

Combined ratio	103.8	125.1		101.3	108.5

AIG Life and Retirement Operations:
Premiums	$606	$634	(4.4)	$2,596	$2,464	5.4
Policy fees	652	618	5.5	2,535	2,349	7.9
Net investment income	2,873	2,715	5.8	10,854	10,718	1.3
Other income	454	358	26.8	1,709	1,293	32.2

Total revenues	4,585	4,325	6.0	17,694	16,824	5.2
Benefits and expenses	3,179	3,235	(1.7)	12,599	12,664	(0.5)

Pre-tax operating income	1,406	1,090	29.0	5,095	4,160	22.5

Legal settlements	553	154	259.1	1,020	154	NM
Changes in fair value of fixed maturity securities designated to hedge living benefit liabilities, net of interest expense	(33)	(11)	(200.0)	(161)	37	NM
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital losses	(4)	(81)	95.1	(1,486)	(1,201)	(23.7)
Net realized capital gains (a)	53	100	(47.0)	2,037	630	223.3

Pre-tax income	$1,975	$1,252	57.7	$6,505	$3,780	72.1

Other operations, pre-tax operating income (loss)	(14)	255	NM	(511)	4,147	NM

Legal reserves	(21)	(10)	(110.0)	(446)	(754)	40.8
Legal settlements	71	39	82.1	119	39	205.1
Loss on extinguishment of debt	(192)	—	NM	(651)	(32)	NM
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital losses	(98)	—	NM	(98)	—	NM
Aircraft Leasing	(189)	69	NM	(129)	338	NM
Net loss on sale of divested businesses	(1)	(6,714)	100.0	(48)	(6,717)	99.3
Net realized capital gains (losses)	(652)	40	NM	(685)	289	NM

Pre-tax loss	(1,096)	(6,321)	82.7	(2,449)	(2,690)	9.0

Consolidation and elimination adjustments related to pre-tax operating income (loss)	52	(11)	NM	167	(20)	NM
Consolidation and elimination adjustments related to non-operating income (loss), including net realized capital gains (losses) (a)	31	(36)	NM	12	(202)	NM

Income (loss) from continuing operations before income tax expense	2,150	(6,039)	NM	9,368	2,891	224.0
Income tax expense (benefit)	188	(2,098)	NM	360	(808)	NM

Income (loss) from continuing operations	1,962	(3,941)	NM	9,008	3,699	143.5
Income (loss) from discontinued operations, net of income tax expense	11	(8)	NM	84	1	NM

Net income (loss)	1,973	(3,949)	NM	9,092	3,700	145.7

Less: Net income (loss) from continuing operations attributable to noncontrolling interests:
Nonvoting, callable, junior and senior preferred interests	—	—	NM	—	208	NM
Other	(5)	9	NM	7	54	(87.0)

Total net income (loss) from continuing operations attributable to noncontrolling interests	(5)	9	NM	7	262	(97.3)

Net income (loss) attributable to AIG	$1,978	$(3,958)	NM %	$9,085	$3,438	164.3%

See accompanying notes on the following page.

Financial Highlights - continued

	Three Months Ended December 31,			Twelve Months Ended December 31,
			% Inc.			% Inc.
	2013	2012	(Dec.)	2013	2012	(Dec.)
Net income (loss) attributable to AIG	$1,978	$(3,958)	NM %	$9,085	$3,438	164.3%
Adjustments to arrive at after-tax operating income attributable to AIG (amounts are net of tax):
Income (loss) from discontinued operations, net of income tax expense	(11)	8	NM	(84)	(1)	NM
Loss from divested businesses	97	4,323	(97.8)	117	4,039	(97.1)
Uncertain tax positions and other tax adjustments	65	200	(67.5)	791	543	45.7
Legal reserves (settlements) related to legacy crisis matters	(399)	(129)	(209.3)	(460)	353	NM
Deferred income tax valuation allowance releases	(540)	(116)	(365.5)	(3,237)	(1,911)	(69.4)
Changes in fair value of AIG Life and Retirement fixed maturity securities designated to hedge living benefit liabilities, net of interest expense	22	7	214.3	105	(24)	NM
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains	67	52	28.8	1,132	781	44.9
AIG Property Casualty other (income) expense - net	47	—	NM	47	—	NM
Loss on extinguishment of debt	125	—	NM	423	21	NM
Net realized capital (gains) losses	253	(97)	NM	(1,157)	(586)	(97.4)
Non-qualifying derivative hedging gains, excluding net realized capital (gains) losses	—	—	NM	—	(18)	NM

After-tax operating income attributable to AIG	$1,704	$290	487.6	$6,762	$6,635	1.9

Income (loss) per common share:

Basic
Income (loss) from continuing operations	$1.34	$(2.68)	NM	$6.11	$2.04	199.5
Income from discontinued operations	0.01	—	NM	0.05	—	NM

Net income (loss) attributable to AIG	$1.35	$(2.68)	NM	$6.16	$2.04	202.0

Diluted
Income (loss) from continuing operations	$1.33	$(2.68)	NM	$6.08	$2.04	198.0
Income from discontinued operations	0.01	—	NM	0.05	—	NM

Net income (loss) attributable to AIG	$1.34	$(2.68)	NM	$6.13	$2.04	200.5

After-tax operating income attributable to AIG per diluted share	$1.15	$0.20	475.0%	$4.56	$3.93	16.0

Weighted average shares outstanding:
Basic	1,468.7	1,476.5		1,474.2	1,687.2
Diluted	1,480.7	1,476.5		1,481.2	1,687.2

Book value per common share (b)				$68.62	$66.38	3.4
Book value per common share excluding accumulated other comprehensive income (c)				$64.28	$57.87	11.1%

Return on equity (d)	7.9%	NM %		9.2%	3.4%
Return on equity, excluding AOCI (e)	8.5%	NM %		10.1%	3.7%
Return on equity - after-tax operating income, excluding AOCI (f)	7.3%	1.3%		7.5%	7.2%

Financial highlights - notes

*	Including reconciliation in accordance with Regulation G.
(a)	Includes gains (losses) from hedging activities that did not qualify for hedge accounting treatment, including the related foreign exchange gains and losses.
(b)	Represents total AIG shareholders’ equity divided by common shares outstanding.
(c)	Represents total AIG shareholders’ equity, excluding AOCI divided by common shares outstanding.
(d)	Computed as Actual or Annualized net income (loss) attributable to AIG divided by average AIG shareholders’ equity. Equity includes deferred tax assets.
(e)	Computed as Actual or Annualized net income (loss) attributable to AIG divided by average AIG shareholders’ equity, excluding AOCI. Equity includes deferred tax assets.
(f)	Computed as Actual or Annualized after-tax operating income divided by average AIG shareholders’ equity, excluding AOCI. Equity includes deferred tax assets.